As filed with the Securities and Exchange Commission on October 31, 1996
                                                Registration No. 33-_______
___________________________________________________________________________

                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.   20549
                              _______________

                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                              _______________

                         ARROW INTERNATIONAL, INC.
          (Exact Name of Registrant as Specified in Its Charter)
       PENNSYLVANIA                                23-1969991
(State or Other Jurisdiction of                   (I.R.S. Employer
Incorporation or Organization)                    Identification No.)
                              P.O. BOX 12888
                            3000 BERNVILLE ROAD
                       READING, PENNSYLVANIA  19612
                 (Address of Principal Executive Offices)

                         1992 STOCK INCENTIVE PLAN
                         (Full Title of the Plan)

                            MARLIN MILLER, JR.
                   PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         ARROW INTERNATIONAL, INC.
                              P.O. BOX 12888
                            3000 BERNVILLE ROAD
                        READING, PENNSYLVANIA 19612
                 (Name and Address  of Agent for Service)
                              (610) 378-0131
       (Telephone Number, Including Area Code, of Agent for Service)
                              _______________

                                 Copy to:
                       Richard F. Langan, Jr., Esq.
                    Nixon, Hargrave, Devans & Doyle llp
                            437 Madison Avenue
                         New York, New York  10022
                              ______________

                      CALCULATION OF REGISTRATION FEE
__________________________________________________________________________
                             Proposed     Proposed
Title of                     Maximum      Maximum
Securities     Amount        Offering     Aggregate          Amount of
to be          to be         Price        Offering           Registration
Registered     Registered    per Share*   Price*             Fee
__________________________________________________________________________
Common Stock,  400,000       $28.50       $11,400,000        $3,454.55
No Par Value   Shares
____________________________________________________________________________
* This calculation is made solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and is based upon the average of the high and low reported sale prices of the Registrant's Common Stock on the Nasdaq National Market reported on October 28, 1996.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The documents containing the information specified in Part I of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), will be given or sent to all persons who receive awards under the Arrow International, Inc. 1992 Stock Incentive Plan.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents filed or to be filed by Arrow International, Inc. (the "Registrant" or the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement:

          (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended August 31, 1995;

          (b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 1995, February 29, 1996 and May 31, 1996;

          (c) The description of the Common Stock of the Registrant contained in the Registrant's Registration Statement on Form 8-A dated May 12, 1992 registering such Common Stock under Section 12 of the Exchange Act.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

          Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

          Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Under Section 1741 of the Pennsylvania Business Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities. Articles Twelfth and Thirteenth of the Registrant's Restated Articles of Incorporation provide as follows:

          TWELFTH: (a) A director or officer of the corporation shall stand in a fiduciary relation to the corporation and shall perform his or her duties as a director or officer, including his or her duties as a member of any committee of the Board of Directors upon which he or she may serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his or her duties, a director or officer shall be entitled to rely in good faith on information, opinions, reports or statements, including, financial statements and other financial data, in each case prepared or presented by any of the following: (1) one or more officers or employees of the corporation whom the director or officer reasonably believes to be reliable and competent with respect to the matters presented;
(2) counsel, public accountants or other persons as to matters that the director or officer reasonably believes to be within the professional or expert competence of such persons; or (3) committee of the Board Directors upon which the director or officer does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director or officer reasonably believes to merit confidence.
A director or officer shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause his or her reliance to be unwarranted. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or officer of the corporation or any failure to take any action shall be presumed to be in the best interests of the corporation.

          (b) Except as provided in Section 1713(b) of the Business Corporation Law of the Commonwealth of Pennsylvania, a director of the corporation shall not be personally liable as such, for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature, including without limitation attorneys' fees and disbursements) for any action taken, or any failure to take action unless (1) the director has breached or failed to perform the duties of his or her office under paragraph (a) of this Article Twelfth; and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

          (c) To the extent permitted by applicable law, an officer of the corporation shall not be personally liable, as such, to the corporation or its shareholders for monetary damages (including without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature, including without limitation attorneys' fees and disbursements) for any action taken, or any failure to take any action, unless (1) the officer has breached or failed to perform the duties of his or her office under paragraph (a) of this Article Twelfth; and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Notwithstanding the foregoing, this paragraph (c) shall in no event govern or otherwise affect any liability of an officer pursuant to any criminal statute or the liability of an officer for the payment of taxes pursuant to local, state or Federal law.

          (d) Any repeal or modification of this Article Twelfth or adoption of any provision inconsistent with this Article Twelfth shall not adversely affect any limitation on the personal liability of a director or officer of the corporation existing at the time of such repeal or modification or the adoption of such inconsistent provision, as the case may be.

          THIRTEENTH: (a) The corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director,officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (with or without court approval) actually and reasonably incurred by him in connection with such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) The corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact he is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

          (c) To the extent that a director, officer or employee of the corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in paragraphs (a) and (b) of this Article Thirteenth, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under paragraphs (a) and (b) of this Article Thirteenth (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in such paragraphs (a) and (b). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

          (e) Expenses (including attorneys' fees) incurred in defending any action or proceeding referred to in this Article Thirteenth may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the corporation as authorized in this Article Thirteenth.

          (f) (i) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article Thirteenth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expense may be entitled under any law, provision of the corporation's Articles of Incorporation, by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The corporation may create a fund of any nature, which may, but need not be under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to this paragraph (f) or otherwise.

          (ii) Indemnification pursuant to subparagraph (i) of this paragraph
(f) shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

          (iii) Indemnification pursuant to subparagraph (i) of this paragraph (f) may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any provision of law other than Section 1746 of the Pennsylvania Business Corporation Law except as provided in this paragraph (f) and in Section 1746 of the Pennsylvania Business Corporation
Law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation.

          (g) The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article Thirteenth.

          (h) For purposes of this Article Thirteenth, references to "the corporation" include all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, so that any person who is or was a director, officer or employee of such constituent, surviving or new corporation, or is or was serving at the request of such constituent, surviving or new corporation as a director, officer or employee of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article Thirteenth with respect to the surviving or new corporation as he would if he had served the surviving or new corporation in the same capacity; references to "other enterprises" shall include employee benefit plans; references to "serving at the request of the corporation" shall include any service as a director, officer or employee of the corporation which imposes duties on, or involves services by, such director, officer or employee with respect to any employee benefit plan, its participants or beneficiaries; excise taxes assessed on a person with respect to any employee benefit plan pursuant to applicable law shall be deemed "fines"; and action with respect to an employee benefit plan taken or omitted in good faith by a director, officer or employee of the corporation in a manner he reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be action in a manner that is not opposed to the best interests of the corporation.

          (i) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Thirteenth shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs and personal representatives of that person. Any repeal or modification of this Article Thirteenth or adoption of any provision inconsistent with this Article Thirteenth shall not adversely affect any indemnification right of a director, officer or employee of the corporation existing at the time of such repeal or modification or the adoption of such inconsistent provision, as the case may be.

          In addition, the Registrant's By-laws contain substantially similar provisions concerning the limitation of liability of directors and officers and the indemnification thereof.

          The Registrant has purchased directors' and officers' liability insurance to protect its officers and directors against liabilities incurred in connection with their service to the Registrant in such capacities.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.

ITEM 8.  EXHIBITS

          Exhibit Number                  Description of Exhibit
          --------------                  ----------------------
              4.1        Form of Common Stock certificate (incorporated by
                         reference from Exhibit 4.1 to the Registrant's
                         Registration Statement on Form S-1, File No. 33-47163)
              4.2        Arrow International, Inc. 1992 Stock Incentive Plan
                         (incorporated by reference from Exhibit 10.1 to the
                         Registrant's Registration Statement on Form S-1, File
                         No. 33-47163)
              5          Opinion of Rhoda Stoudt & Bradley
             23.1        Consent of Coopers & Lybrand LLP
             23.2        Consent of Rhoda Stoudt & Bradley (filed as part of
                         Exhibit 5)
             24          Power of Attorney (included on the signature page of
                         this Registration Statement)


ITEM 9.  UNDERTAKINGS

          (a)  The Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                    (i)  To include any prospectus required by
Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant, in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reading, Commonwealth of Pennsylvania, on the 29th day of October, 1996.

                         ARROW INTERNATIONAL INC.



                         By:     /s/John H. Broadbent, Jr.
                            --------------------------------------
                              John H. Broadbent, Jr.
                              Vice President-Finance and Treasurer

                             POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Marlin Miller, Jr., Raymond Neag, John H., Broadbent, Jr. and T. Jerome Holleran, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the attorneys-in-fact and agents' full power and authority to do and be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                   Title                       Date
---------                   -----                       ----

/s/ Marlin Miller, Jr.      Director, President and     October 29, 1996
----------------------      Chief Executive Officer
Marlin Miller, Jr.          (Principal Executive
                            Officer)

/s/ Raymond Neag            Director and Executive      October 29, 1996
----------------            Vice President
Raymond Neag

/s/John H. Broadbent, Jr.   Director, Vice President -  October 29, 1996
-------------------------   Finance and Treasurer
John H. Broadbent, Jr.      (Principal Accounting
                            Officer and Principal
                            Financial Officer)

/s/ T. Jerome Holleran      Director, Vice President    October 29, 1996
----------------------      and Secretary
T. Jerome Holleran

/s/ Robert L. McNeil, Jr.   Director                    October 29, 1996
-------------------------
Robert L. McNeil, Jr.

/s/Richard T. Niner         Director                    October 29, 1996
-------------------
Richard T. Niner

/s/George W. Ebright        Director                    October 29, 1996
--------------------
George W. Ebright